Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2024, relating to the financial statements of National CineMedia, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of National CineMedia, Inc. for the year ended December 28, 2023.
/s/ Deloitte & Touche LLP
Denver, Colorado
March 18, 2024